EXHIBIT 99.01
FOR IMMEDIATE RELEASE
VISTACARE COMMENTS ON CENTERS FOR MEDICARE & MEDICAID SERVICES HOSPICE CAP CALCULATION
SCOTTSDALE, AZ, Aug. 23, 2005—VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today provided comment on the Centers for Medicare and Medicaid Services (CMS) publication entitled “CMS Manual System, Pub 100-04 Medicare Claims Processing” (Transmittal 655) dated August 19, 2005.
The Company stated that it believes that the hospice cap amount for the year ending October 31, 2005 of $18,963.47 is incorrect. VistaCare is currently working with CMS and the National Hospice and Palliative Care Organization (NHPCO) to get clarification on the calculation of the hospice cap amount. As additional information becomes available VistaCare plans to provide an update, including any potential impact to the Company’s financial results.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements
Certain statements contain in this press release regarding VistaCare, Inc.’s business which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “should,” “expect,” “hope,” “designed to,” “anticipate,” “plan,” “reserve,” “expectations” and similar expressions identify forward looking statements, which speak only of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, including hospice cap calculations for both current and past years, difficulties predicting patients’ length of stay including days pro-ration for service at third-party hospice providers, potential inability to increase patient enrollment at certain facilities and estimating potential reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other health care professionals, VistaCare’s dependence on patient referral sources, increasing competition and other factors detailed in the section identified as “Factors that May Affect Future Results,” or “Risk Factors” in the Company’s most recently filing of the Form 10-Q, Form 10-K, or other filings with the Securities Exchange Commission

Company Contact:	Investor Contacts:	Media Contacts:
Rick Slager	Doug Sherk/Jennifer Beugelmans	Steve DiMattia
Chief Executive Officer	EVC Group	EVC Group
(480) 648-4545	(415) 896-6820	(646) 277-8706
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com